CASINGHEAD GAS CONTRACT

SLAUGHTER PLANT
COCHRAN, HOCKLEY AND TERRY COUNTIES,
TEXAS

CASINGHEAD GAS CONTRACT

THIS AGREEMENT, made and entered into as of the 1st day of January, 1978, by and between Amoco Production Company, hereinafter referred to as “Seller”, and AMOCO PRODUCTION COMPANY, individually to the extent of its undivided interest in the Slaughter Gasoline Plant and as agent for the other owners of interest therein to the extent of each of their respective undivided interests in said Plant, hereinafter referred to as “Buyer.”

WITNESSETH: That

WHEREAS, Seller owns and holds a certain valid and subsisting oil and gas mining lease or leases, listed and described in Exhibit “1” attached hereto and made a part hereof for all purposes, covering the lands described in Exhibit “1”, together with the well or wells on said lands which are productive, in addition to oil, of what is termed “casinghead gas”, as hereinafter defined, and Seller desires to sell the casinghead gas which may hereafter be produced from oil wells located on said premises; and,

WHEREAS, Buyer and others contemplate the construction of, or have in operation, a gasoline plant in the vicinity of said property and desire to buy said casinghead gas;

NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) paid by the Buyer to the Seller, receipt of which is hereby acknowledged, and other payments and covenants hereinafter specified, the Seller hereby grants, bargains, sells and agrees to delivery to the Buyer and the Buyer agrees to purchase and take from the Seller, subject to the stipulations and conditions hereinafter specified, all the casinghead gas now or hereafter produced from the wells on the lands hereinabove described.

1.	DEFINITIONS - For all purposes of this agreement, the following terms and expressions herein used are defined as follows:

(a)
Casinghead Gas shall mean gas issuing from oil wells, whether produced from the same sane or stratum from which oil is produced or as a result of the injection of gas for the maintenance or restoration of pressure in an oil producing stratum or for flowing the oil from oil wells.

(b)
Residue Gas shall mean that portion, as measured at the plant exit, of the casinghead gas remaining after (a) the extraction therefrom of plant products, (b) plant fuel requirements, and (c) plant and field losses.

(c)
Lease-Use Gas shall mean that portion of the residue gas attributable hereunder to Seller’s lease described in said Exhibit “l” which is required in the development and operation (except gas lift and gas injection operations) of Seller’s said lease.

(d)
Liquid Product shall mean liquid hydrocarbons condensed or absorbed from, or separated out of casinghead gas, including, but not limited to, natural gasoline, butanes, propane and ethane, whether separate or in mixtures.

(e)	Plant Products shall mean all Liquid Product plus sulfur or other non-hydrocarbon products recovered at the plant.

(f)
A Cubic Foot of Gas shall mean the volume of gas contained in one cubic foot of space at a standard pressure base and at a standard temperature base. The standard pressure base shall be 14.65 pounds per square inch absolute and the standard temperature base shall be 600 Fahrenheit.

(g)	MCF shall mean one thousand (1,000) cubic feet at a pressure and temperature base as set out herein.

(h)	Accounting Period shall mean a calendar month, commencing at 7 o’clock a.m. on the first day of one calendar month and ending at 7 o’clock a.m. on th first day of the following calendar month.

2.
DELIVERY PLACE - The delivery of the casinghead gas shall be made at vapor tight flow tanks and/or gas traps furnished by Seller and/or at the casingheads of the wells. Buyer may, with Seller’s consent, install equipment acceptable to Seller on Seller’s storage tanks for the purpose of saving and utilizing vapors therefrom, which vapors for the purpose of this contract shall be considered casinghead gas.

3.
DELIVERY DATE - The delivery and reception of said gas shall begin on or before sixty (60) days after execution by all parties hereof, and failure by Buyer to accept and/or agree to pay for said gas at the price provided herein by said date shall give the Seller the right to cancel this contract at any time thereafter before actual utilization begins by serving ten (10) days’ written notice on the Buyer.

4
LEAN AND FLUSH GAS - The Buyer agrees to purchase all the gas testing more than .75 gallons of gasoline per thousand cubic feet of gas; provided that during flush casinghead gas production from the property covered hereby the Buyer shall only be obligated to take ratably as to quantity with all other flush production connected to its plant. Seller shall have the right to dispose of any gas not taken or paid for by the Buyer; provided that Buyer shall have the right to take any or all of such gas at any time thereafter conditioned upon Buyer giving Seller at least 30 days’ notice of its election to so do.

5.	RESIDUE GAS -

A.	Method of Allocation to Leases:

The volume of residue gas attributable to each lease covered hereby shall be determined for each accounting period by (1) multiplying the volume of casinghead gas delivered from each lease by the applicable percentage as shown in the table set out below, the result being the “theoretical volume of Residue Gas” remaining from the casinghead gas delivered from each lease, (2) dividing the total actual volume of residue gas remaining from all casinghead gas delivered to said Plant after deducting the quantity necessary for the operation of the Plant, by the total “theoretical volume of Residue Gas” remaining from all casinghead gas delivered to the Plant (the latter being the sum of the theoretical volumes for all leases from which casinghead gas is delivered to the said Plant, determined as to each lease in accordance with (1) above) and expressing the result in percentage, and (3) multiplying the “theoretical volume of Residue Gas” remaining from each said lease by said last mentioned percentage. The total actual volume of residue gas remaining from all casinghead gas delivered to said Plant shall be determined by measurement through a suitable orifice meter or meters of standard make to be installed and maintained at the discharge side of the Plant.

Percentage of Casinghead Gas Remaining as Residue after Extraction of Liquid Products and Plant use Based upon
Gasoline Content in Gallons per 1,000 Cubic Feet (G. P. M.)

G.P.M.	%	G.P.M.	%	G.P.M.	%	G.P.M.	%	G.P.M.	%	G.P.M.	%	G.P.M.	%	G.P.M.	%	G.P.M.	%
00	0	1.50	78.00	3.00	63.40	4.50	50.00	6.00	38.30	7.50	28.30	9.00	19.20	10.50	11.00	12.00	3.50
.05	93.10	1.55	77.50	3.05	62.95	4.55	49.65	6.05	37.90	7.55	28.00	9.05	18.85	10.55	10.75	12.05	3.25
.10	92.60	1.60	77.00	3.10	62.50	4.60	49.30	6.10	37.50	7.60	27.70	9.10	18.50	10.60	10.50	12.10	3.00
.15	92.10	1.65	76.50	3.15	62.00	4.65	48.85	6.15	37.20	7.65	27.30	9.15	18.20	10.65	10.25	12.15	2.75
.20	91.50	1.70	76.00	3.20	61.50	4.70	48.40	6.20	36.90	7.70	26.90	9.20	17.90	10.70	10.00	12.20	2.50

.25	91.05	1.75	75.50	3.25	61.00	4.75	47.95	6.25	36.55	7.75	26.70	9.25	17.60	10.75	9.75	12.25	2.30
.30	90.50	1.80	75.00	3.30	60.50	4.80	47.50	6.30	36.20	7.80	26.50	9.30	17.30	10.80	9.50	12.30	2.10
.35	90.05	1.85	74.50	3.35	60.15	4.85	47.15	6.35	35.80	7.85	26.20	9.35	17.05	10.85	9.25	12.35	1.85
.40	89.60	1.90	74.00	3.40	59.80	4.90	46.80	6.40	35.40	7.90	25.90	9.40	16.80	10.90	9.00	12.40	1.60
.45	89.00	1.95	73.45	3.45	59.30	4.95	46.35	6.45	35.10	7.95	25.50	9.45	16.50	10.95	8.75	12.45	1.40

.50	88.40	2.00	72.90	3.50	58.80	5.00	45.90	6.50	34.80	8.00	25.10	9.50	16.20	11.00	8.50	12.50	1.20
.55	87.85	2.05	72.45	3.55	58.35	5.05	45.50	6.55	34.45	8.05	24.80	9.55	16.00	11.05	8.25	12.55	.90
.60	87.30	2.10	72.00	3.60	57.90	5.10	45.10	6.60	34.10	8.10	24.50	9.60	15.80	11.10	8.00	12.60	.60
.65	86.80	2.15	71.50	3.65	57.40	5.15	44.75	6.65	33.80	8.15	24.25	9.65	15.50	11.15	7.70	12.65	.35
.70	86.30	2.20	71.00	3.70	56.90	5.20	44.20	6.70	33.50	8.20	24.00	9.70	15.20	11.20	7.40	12.70	.10

.75	85.75	2.25	70.50	3.75	56.55	5.25	43.85	6.75	33.15	8.25	23.65	9.75	14.95	11.25	7.20	—	—
.80	85.20	2.30	70.10	3.80	56.20	5.30	43.50	6.80	32.80	8.30	23.30	9.80	14.70	11.30	7.00	—	—
.85	84.70	2.35	69.80	3.85	55.75	5.35	43.05	6.85	32.50	8.35	22.95	9.85	14.45	11.35	6.75	—	—
.90	84.20	2.40	69.10	3.90	55.30	5.40	42.60	6.90	32.20	8.40	22.60	9.90	14.20	11.40	6.50	—	—
.95	83.65	2.45	68.65	3.95	54.80	5.45	42.25	6.95	31.85	8.45	22.30	9.95	13.95	11.45	6.25	—	—

1.00	83.10	2.50	68.20	4.00	54.30	5.50	41.90	7.00	31.50	8.50	22.00	10.00	13.70	11.50	6.00	—	—
1.05	82.50	2.55	67.70	4.05	53.85	5.55	41.55	7.05	31.15	8.55	21.70	10.05	13.35	11.55	5.80	—	—
1.10	81.90	2.60	67.20	4.10	53.40	5.60	41.20	7.10	30.80	8.60	21.40	10.10	13.00	11.60	5.60	—	—
1.15	81.40	2.65	66.70	4.15	52.95	5.65	40.80	7.15	30.50	8.65	21.10	10.15	12.75	11.65	5.35	—	—
1.20	80.90	2.70	66.20	4.20	52.50	5.70	40.40	7.20	30.20	8.70	20.80	10.20	12.50	11.70	5.10	—	—

1.25	80.40	2.75	65.75	4.25	52.15	5.75	40.15	7.25	29.85	8.75	20.55	10.25	12.25	11.75	4.85	—	—
1.30	79.90	2.80	65.30	4.30	51.80	5.80	39.90	7.30	29.50	8.80	20.30	10.30	12.00	11.80	4.60	—	—
1.35	79.45	2.85	64.90	4.35	51.30	5.85	39.50	7.35	29.25	8.85	20.05	10.35	11.75	11.85	4.35	—	—
1.40	79.00	2.90	64.50	4.40	50.80	5.90	39.10	7.40	29.00	8.90	19.80	10.40	11.50	11.90	4.10	—	—
1.45	78.50	2.95	63.95	4.45	50.40	5.95	38.70	7.45	28.65	8.95	19.50	10.45	11.25	11.95	3.80	—	—

B.	Disposition of Residue Gas

(1)
Lease Use Gas - Residue gas shall be available to Seller for developing and operating leases described in Exhibit “l” hereto. Buyer shall deliver lease use residue gas at the plant outlet, or at Buyer’s option to Seller’s facilities at the boundary of each lease described in Exhibit “1” and connected to the plant, the amount of such gas not to exceed an amount equal to seventy-five percent (75%) of the residue attributable to Seller’s lease as determined herein. Utilization of said residue gas so delivered by the Buyer shall be at the Seller’s risk. In order to provide satisfactory fuel for all lease uses, Buyer may, at Buyer’s option, remove hydrogen-sulphide or other objectionable materials from the residue gas delivered to said lease and Seller agrees to pay Buyer for such gas at a price of five cents (5¢) per each one thousand cubic feet (MCF) of gas so used by Seller. At Seller’s request, but at Buyer’s sole option, residue gas in excess of seventy-five percent (75%) of the residue gas attributable to Seller’s lease may be furnished to Seller for lease uses. In the event Seller accepts and uses residue gas furnished by Buyer, in excess of the amount of said seventy-five percent (75%), Seller shall pay Buyer for such residue gas at a price to be agreed upon by Buyer and Seller.

(2)
Residue Gas Available for Sale - Volume of residue gas, if any, equal to the difference between seventy-five percent (75%) of the residue gas attributable to Seller’s lease and the amounts taken by Seller as Lease Use gas shall be available for sale and Buyer shall pay to Seller, as additional compensation for the casinghead gas all of the net proceeds received for the sale of such difference in volume, such payments to be made at the time as other payments hereunder: “Net proceeds” as herein used is defined as the gross proceeds less five cents (5¢) per MCF, which shall be in lieu of any cost necessary to make the gas merchantable such as boosting, sweetening, dehydrating, etc. , and/or transporting necessary to market such gas.

C.	Gas Scheduling:

In order to maintain maximum plant efficiency on a 24-hour operating schedule and in order to make the most advantageous sale of the available residue gas, it is desired by the parties hereto to maintain a reasonably uniform rate of flow of casinghead gas to said plant over each 24-hour period. It is therefore agreed that Seller shall, at its option, either (1) regulate its producing schedule so that the gas shall be supplied from Seller’s leases at a reasonably uniform rate of flow, or (2) accept and follow a producing schedule to be established by Buyer for all wells connected to Buyer’s plant; provided that Buyer shall consider the wishes of Seller in establishing the producing schedule for Seller’s well or wells but, in the event of disagreement between Buyer and Seller on the question, the decision, of Buyer shall control. Anything else contained in this agreement to the contrary notwithstanding, Seller hereby agrees that in the event it fails to comply with either of the above provisions designated as (1) nad (2) such failure shall give Buyer the right, at its option, to refuse to process Seller’s gas or, in the event Buyer elects to process the gas, to dispose of the surplus residue gas by burning such gas at the plant flare, without any additional compensation therefor to the Seller accruing from surplus residue gas sold from the plant.

D.	Gas Pooling:

Regardless of the terms otherwise set out in this Paragraph 5, it is further agreed and understood by the parties hereto that the Seller reserves the right to use on any of its lease or leases operated by Seller and connected to the plant, up to the full amount of residue gas subject to return hereunder as lease-use gas, from any one or all of Seller’s other leases operated by Seller and connected to Buyer’s plant. If the residue gas remaining for use on one or more of Seller’s such leases is used on some other lease or leases of Seller, the Seller shall be obligated to account to the Royalty owners and assume any liability incurred by the Buyer for such gas usage. The Buyer shall not be obligated to install, maintain, or operate a residue system or other equipment of greater capacity than that required to deliver to any one lease that quantity of residue gas subject to return as lease use residue gas as determined in this Paragraph 5 for such lease. In the event the volumes of residue gas subject to return hereunder as lease-use gas are insufficient in quantity for the purpose of developing and operating Seller’s lease or leases, Seller hereby reserves the right to use casinghead gas from its lease sufficient to make up the deficiency.

6.
DILUTED GAS - The Seller hereby specifically reserves the right to introduce air, gas or any other extraneous substance into the well or wells covered hereby or into the sand or sands from which said well or wells are producing when in the exclusive judgment of the Seller the introduction of such substance is desirable in the operation of such well or wells for the production of oil even through such well or wells may be entirely destroyed as a producer or producers of casinghead gas; provided that should the Seller’s operations under this paragraph create a condition which in the exclusive judgment of the Buyer makes the taking and utilization of casinghead gas therefrom unprofitable to the Buyer, or should such operations tend to endanger the plant or property of Buyer or the lives or Buyer’s employees should such diluted or contaminated gas be taken, then Buyer, at its election, may discontinue taking the casinghead gas from the particular well or wells while being so operated.

7.
RIGHT OF WAY - Insofar as Seller’s lease permits, Buyer is granted the right to lay and maintain lines and to install any necessary equipment on said lease and shall have the right to free entry for any purpose incidental to gasoline plant operations so long as such purpose does not interfere with lease operations or the rights of owners in fee. All lines and other equipment placed by Buyer on said lands shall remain the property of the Buyer and, subject to the terms of this contract, may be removed by Buyer at any time.

8.	SETTLEMENT TESTS -

A.
The gasoline content shall be determined by a field compression test or, at Seller’s option, a charcoal absorption test made in accordance with the official code of the Natural Gasoline Association of America for testing natural gas for gasoline content, or by some other improved method of general industry acceptance testing natural gas for gasoline content. In conducting all such tests, the gas tested shall be metered at 4 ounces above the actual atmospheric pressure. The results shall be reported at a pressure base of 14.65 psia assuming an atmospheric pressure of 13.2 psia. Temperature base shall be 60 degrees Fahrenheit. The specific gravity shall be determined with a Ranarex specific gravity indicator, or at Seller’s option, in accordance with the specifications and test procedure of the Natural Gasoline Association of America for determination of specific gravity of natural gases by the balance method, or any other generally approved method agreeable to both Buyer and Seller.

B.
The gaseous sulfur compounds contained in the casinghead gas shall be determined by the Tutweiler method or by other suitable methods for determining such gaseous sulfur compounds. Gas volumes used in making such tests shall be corrected from the assumed atmospheric pressure of 13.2 psia and observed temperature to 14.65 psia and 60 degrees Fahrenheit.

C.
The regular tests for gasoline content and specific gravity of the gas shall be made by the Buyer semiannually, and Buyer shall notify the Seller in writing ten (10) days previous to all such semiannual tests in order that it may have a representative present to witness said tests and if desired, make joint tests with its own appliances provided that when, in the opinion of either party, a change in the method of operation of the leases will affect materially the gasoline content and specific gravity of the gas, a special test shall be made at the demand of either party upon five (5) days written notice to the other party. The gaseous sulfur compound content shall be determined at least once each calendar year, or more often if found necessary in practice.

9.
METERS - The casinghead gas delivered hereunder shall be measured by a suitable orifice meter, or meters, of standard make to be furnished, installed and kept in repair by Buyer on the lease herein covered. The quantity of gas so metered shall be corrected to 14.65 psia and a temperature of 60 degrees Fahrenheit, assuming an atmospheric pressure of 13.2 psia or such other pressure as may be stipulated by the Railroad Commission and assuming the gas to be flowing at the temperature stipulated by the Railroad Commission or, at Buyer’s option, the actual observed flowing temperature. The Buyer shall test, and if necessary, adjust and repair said meter or meters at or about the time the tests for gasoline content are made. Said meter or meters shall be open to inspection at all times by Seller in the presence of Buyer. In case any question arises as to the accuracy of the meter measurement, said meter or meters shall be tested upon the demand of either party. The expense of such special tests shall be borne by the party demanding same if the meter is found to be correct and by the Buyer if found incorrect. A registration within 2% of correct shall be considered correct. Settlement for any period of inoperation or inaccurate measurement shall be in accordance with the average readings taken during the last preceding ten days when the meter was registering accurately. If requested, Buyer shall send the charts to Seller for checking after which they are to be returned to Buyer.

10.	PRICE

A.	Payment for Liquid Product, Sulfur and Residue Gas:

Buyer shall pay to Seller for the casinghead gas delivered hereunder a consideration based on (a) the liquid product produced and saved therefrom, (b) the residue gas attributable thereto which is sold, and (c) the sulfur saved and sold from the gaseous sulfur compounds extracted therefrom, if any.

1.	The liquid product portion of the price shall be a percentage of “the value of liquid product” attributable to the casinghead gas delivered hereunder as set forth in the following table:

	Percentage of the Value of Liquid Product to be
	Paid Seller

	Average Daily Production Per Month of Liquid Product

Current Weighted
Average Sales Price		170,000 or More Btu	Less than
in Cents per	240,000	Less than 240,000	170,000
Gallon	Gal./day or More	Gal./day	Gal./day

0 - 2	15	15	15
2 - 4	20	20	20
4 - 6	25	25	25
6 - 7	33	33	33
7 8	34	33	33
8 - 9	35	33	33
9 - 10	36	34	33
10 - 11	37	35	33
11 - 12	43	40	36
12 - 13	47	45	41
13 - 14	50	49	45
14 - 15	50	50	48
15 - 16	50	50	50
16 and higher	50	50	50

Note: Each price division in this table includes the smaller, but excludes the larger figure.

“The value of liquid product” contained in casinghead gas delivered hereunder during the accounting period shall be determined by multiplying the current weighted average sales price for the liquid product by the number of gallons thereof produced and saved during such accounting period, and multiplying the result by a fraction, the numerator of which is the test gallons of gasoline contained in casinghead gas delivered hereunder and the denominator of which is the total test gallons contained in all casinghead gas delivered to Buyer.

The current weighted average sales price for the liquid product shall be obtained by dividing the “net proceeds, f.o.b. Plant” for the deliveries of said liquid product by the total net deliveries expressed in gallons. The term “net proceeds, f.o.b. Plant” as used in this Article 10, Section A(l) shall mean the total proceeds received by Buyer from the sale of the liquid product during each accounting period less all direct and indirect expenses, taxes, fees and adjustments incurred or made by Buyer in connection with the sale, transportation and delivery of the liquid product.

2.	The residue gas portion of the price due Seller for residue gas sold from casinghead gas delivered hereunder shall be determined as set forth in Article 5.

3.	The sulfur portion of the price shall be a percentage of “the value of sulfur” attributable to the casinghead gas delivered hereunder as set forth in the following table:

Current Weighted Average	Percentage of Value of
Sales Price	Sulfur
Dollars/Long Ton	to be paid Seller

Below 16	7.5%
16 to 21	10.0%
21 to 26	12.5%
26 to 31	15.0%
31 to 36	17.5%
36 to 41	20.0%
41 to 46	22.5%
46 to 51	25.0%
51 to 56	27.5%
56 & higher	30.0%

Note: Each division in the table includes the smaller but excludes the larger figure.

“The value of sulfur” produced and sold from the sulfur compounds extracted from casinghead gas delivered hereunder shall be determined by multiplying the “net proceeds, f.o.b. Plant” received for sulfur produced and sold during the accounting period, by a fraction, the numerator of which is the total gaseous sulfur compounds contained in casinghead gas delivered hereunder and the denominator of which is the total gaseous sulfur compounds contained in all casinghead gas delivered to Buyer.

The current weighted average sales price for sulfur shall be obtained by dividing the “net proceeds, f.o.b. Plant” for the deliveries of sulfur by the total net deliveries expressed in long tons. The term “net proceeds, f.o.b. Plant” as used in this Article 10, Section A(3) shall mean the total proceeds received by Buyer from the sale of sulfur during each accounting period less all direct and indirect expenses, taxes, fees and adjustments incurred or made by Buyer in connection with the sale, transportation and delivery of sulfur.

4.
In the event Buyer takes in kind for its own use in lieu of sale to others, any portion of the products, including sulfur and residue gas, then the taking of such products shall, for the purposes of this agreement, constitute a sale and Buyer shall account to Seller for such products on the basis of the then current price being received for others for such product.

11.
PAYMENT - Payment shall be made by the Buyer not later than the 25th day of each month for all casinghead gas purchased hereunder during the second preceding month, and at the time payment is made a statement showing full details of the accounts shall be transmitted to the Seller accompanying the Buyer’s check in payment therefor. Examination by the Seller of the books of account kept by the Buyer respecting said gas account shall be permitted by the Buyer at any and all reasonable hours. Such books of account shall be retained by Buyer for at least two (2) years.

12.
TITLE - Seller warrants its title to said gas and that it has good right to sell said gas to Buyer provided however if the title of Seller is questioned, or involved in any action, the Buyer shall have the right to withhold payment up to the amount in question without interest during the pendency of such action or until said title is freed from such question, or until Seller furnishes bond conditioned to save Buyer harmless with surety acceptable to the Buyer.

13.
ROYALTY - The Seller agrees to account and pay to the Lessors or royalty owners in the lease above described, in accordance with the provisions thereof, the royalty on the casinghead gas sold and delivered hereunder to Buyer.

14.
VACUUM - Upon request of Seller the Buyer shall apply and maintain on Seller’s wells a vacuum substantially equal to that maintained on offset wells by gasoline plants. Up to such maximum Seller shall have control of said vacuum at all times.

15.	DRIP - The Buyer shall keep reasonably clear of obstruction all its pipe lines through which said gas is being delivered and shall own all liquid collected in such lines.

16.
CASUALTY - Any failure, except for the payment of monies owed hereunder, of either party hereto to perform any of the obligations hereunder shall be excused if such failure is due to fires, strikes, floods, lack of water, winds, lightning, accidents, orders issued by duly constituted governmental authority or any circumstances whether beyond the control of the party failing to perform; provided, however, the event causing the failure to perform shall be remedied by the party failing to perform with all reasonable dispatch; provided further that either party suffering a strike or labor dispute shall not be obligated to accept a settlement thereof when such settlement would be inadvisable in the sole discretion of the party having the difficultly.

17.
UNPROFITABLE GAS - In the event the casinghead gas from any well or wells on said lease is or becomes insufficient in volume or gasoline content, or for any cause is or becomes unprofitable for the extraction of gasoline therefrom, the Buyer shall have the right not to connect to such well or wells or, if connected, to cease taking the gas therefrom so long as such condition exists. It is further provided that if at any time the volume and/or gasoline content of the gas available to Buyer, or if any cause beyond its control, shall render the construction and/or operation of said plant unprofitable, Buyer may, by thirty days’ written notice and payment, or tender, to Seller of Ten Dollars ($10.00), cancel this contract.

18.
PRIORITY RIGHTS OF SELLER - As said premises are being operated primarily for the production of oil, the taking of casinghead gas by the Buyer shall be subservient to said oil operations. The Seller may, at any time, without liability to Buyer, clean out, deepen, or abandon any well or wells on the above described properties, or may use any efficient modern or improved method for the production of oil. Before any well or wells are taken out of service for any reason whatsoever Seller agrees to first shut off the same from communication with the gathering mains.

19.
TRANSFER OF TITLE - Upon receipt of said casinghead gas by Buyer title thereto shall pass to and vest in Buyer at the delivery place described herein without regard to the purpose for which said casinghead gas may thereafter be used by Buyer.

20.
INDEMNITY - The Buyer shall indemnify and hold the Seller harmless against any claims for damages growing out of the operations conducted hereunder by the Buyer. Likewise the Seller shall indemnify and hold the Buyer harmless against any claims for the damages growing out of Seller’s operations of the lease herein described.

21.	SCOPE - In the event that more than one lease is described in Exhibit “1”, attached hereto, this contract shall be construed as a separate contract on each lease.

22.	REGULATORY BODIES - This contract shall be subject to all the rules and regulations of any duly constituted federal or state regulatory body having jurisdiction herein.

23.
TERM - This contract shall remain in full force and effect for the life of the oil and gas lease of Seller on said premises or any extension or renewal thereof, provided that either party shall have the right to terminate this contract at the expiration of ten (10) years from the date of execution hereof, or on any anniversary of said date thereafter by giving the other party thirty (30) days’ notice, in writing of its intention to do so, after which each party shall be released from all further liability hereunder.

24.
ASSIGNMENT - This contract shall extend to and be binding upon the parties hereto, their heirs, administrators, successors and assigns, but no transfer of or succession to the interest of the Seller hereunder, wholly or partially, shall affect or bind the Buyer until it shall have been furnished at the office designated by the Buyer under Article 25 hereof, with the original instrument or with proper proof that the claimant is legally entitled to such interest.

25.	USE OF GAS AND PRODUCTS BY BUYER - The taking of Surplus Residue Gas or Products by the Buyer shall for the purpose of this contract, constitute a sale.

26.	MISCELLANEOUS

A.
All correspondence with Buyer on matters pertaining to this contract shall be addressed to Amoco Production Company, P. 0. Box 3092, Houston, Texas 77001, or such other address as may be designated hereafter by Buyer. Correspondence with Seller on such matters shall be addressed as may be designated from time to time by Seller in writing.

B.	This contract may be executed in counterparts and, when so executed, shall have the same effect as if all parties had executed the same instrument.

C.
Any existing casinghead gas contract between Buyer and Seller covering the properties subject hereto is hereby terminated and superseded by this contract byt only to the extent of said properties subject hereto.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year hereinabove first written.

Attorney-in-Fact

“SELLER”

Amoco Production Company, Individually to the extent of its undivided interest in the Slaughter Plant and as Agent for the other owners of interests therein to the extent of each of their respective individual interests in said Plant.

By
Its Attorney-in-Fact

“BUYER”